Exhibit 99.1

Comtech Group, Inc. Reports First Quarter Results
Revenue increases 63%, Net Income up 71%

•	Gross Margins improved 3.8% to 19.1% as compared to 15.3% in Q1 2005
•	Increasing Earnings Guidance to Pro Forma EPS of $0.52 for 2006

Shenzhen, China, May 9, 2006—Comtech Group, Inc. (Nasdaq: COGO), a leading provider of customized module design solutions as well as other engineering and business services for more than 200 domestic and international technology product manufacturing companies based in China, today announced financial results for its first quarter which ended March 31, 2006. The Company reported record revenue of approximately $33.9 million, up 63.1 percent, compared to $20.8 million reported in the first quarter of 2005, with continued growth in three of the Company’s primary business markets: mobile handset, telecommunications infrastructure equipment and digital consumer electronic products, which collectively the Company believes are among the fastest growing consumer markets in China. The Company also began to recognize revenues from its newly launched engineering services business. As a result of an increasing percentage of new business revenues, gross margins improved 3.8 percent to 19.1 percent versus the first quarter of 2005. Net income for the quarter was approximately $3.3 million, up 71.2 percent from the respective period last year. Earnings per share or (“EPS”) on a US GAAP basis was $0.10 with pro forma EPS (excluding share-based compensation expense) of $0.11.

Key Financial Indicators
(all numbers in thousands, except per-share amounts)

	Q12006	Q12005	Percent Change
Consolidated Revenue	$33,895	$20,782	63.1%
Cost of Revenues	$27,405	$17,606	55.7%
Gross Profit	$6,490	$3,176	104.3%
Total Net Operating Expense	$2,298	$953	141.1%
Income from Operations	$4,192	$2,223	88.6%
Net Income	$3,271	$1,911	71.2%
EPS Diluted	$0.10	$0.07	42.9%
Pro forma EPS Diluted	$0.11	$0.07	57.1%
(excluding share based expense)

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 8.0167 as of March 31, 2006 and US $1 to RMB 8.2765 as of March 31, 2005.
(2)
Included in the Q1 2006 net income was an amount of $299,000 for share-based compensation cost to reflect the adoption of Statement of Financial Accounting Standards No.123 (revised 2004), Share-Based Payment (“SFAS 123R”), effective January 1, 2006. Without the adoption of SFAS 123R, the Company would have reported a net income of $3,570 or a $0.11 net income per diluted share in Q1 2006.

First quarter highlights include:
•	For the fifth consecutive quarter the Company achieved the highest quarterly revenue in its history and increases revenues sequentially from the fourth quarter overcoming several seasonal factors.
•	The Company recorded approximately $1 million (USD) in engineering service revenue from Huawei which yielded a gross margin of approximately 41.9%.
•
Through its newly formed relationship with Vishay Intertechnology, Comtech will begin designing customized module designs targeting the rapidly growing domestic automobile electronics industry in China. Comtech expects to see initial revenues from automobile electronics industry in the fourth quarter of 2006 with a more significant contribution in 2007.

•	Announced first major 3G phone design from Huawei’s new Vodafone project with shipments expected in the fourth quarter of this year.

Recent Developments:

In the beginning of the second quarter the Company signed a strategically important agreement with Huawei representing the Company’s first major 3G handset design win. With this agreement Comtech can now establish a presence in this rapidly growing mobile handset market and leverage the decision of its long time customer, Huawei, to begin manufacturing handsets. Comtech will provide several customized module designs for Huawei's new Vodafone-branded 3G phone. Huawei expects initial shipments to begin during the second half of the year to Vodafone’s international customers. Comtech expects to generate revenue from this product during the third quarter. 3G licenses have yet to be granted in China but industry experts have speculated that the government will issue licenses later this year with a significant pent-up demand as both existing and new customers are eager to access the increased functionality associated with 3G. In addition to Huawei, Comtech has been working with virtually all the major handset makers, thus Comtech will be well positioned to capitalize on this domestic opportunity once licenses are issued.

Financial Results:

Revenue for the first quarter was approximately $33.9 million (USD), an increase of 63.1 percent compared to $20.8 million in the first quarter of last year. The composition of revenues was: $15.0 million, or 44 percent of total sales, for mobile handsets representing a 17 percent increase, $11.9 million, or 35 percent of sales for telecommunications infrastructure equipment representing a 54 percent increase, and $6.0 million for digital home entertainment products and others, or 18 percent of total sales which is up significantly versus minimal revenues last year. The Company’s new engineering business services revenues totaled $1.0 million for the quarter and was the Company’s first quarter of recording such related service revenues.

Cost of revenues, which includes the aggregate purchase of components from suppliers and the direct cost of services, were $27.4 million compared to $17.6 million, an increase of 55.7 percent. Gross profit for the quarter was approximately $6.5 million, up 104.3 percent compared to $3.2 million last year. Gross margins were 19.1 percent which improved sequentially from 18.6 percent and 15.3 percent from the year ago period. Gross margins continued to benefit from more in-depth designs, increasing engineering service, location based search and digital home entertainment revenue during the quarter. Each of these service and product offerings carries a higher profit margin compared to the Company’s previous product sales.

“For the first time this quarter we received high margin, recurring service revenues as a result of our recently announced contract win with Huawei”, commented Jeffrey Kang, Chairman and Chief Executive Officer. “We continue to grow our core module design business while expanding our offerings to provide engineering and other business services to our existing customer base. As these new services and product offerings become a larger portion of our overall revenue our gross margins will continue to benefit.”

Selling, general and administrative expenses were approximately $1.4 million, up 74.8 percent compared to $0.8 million last year. The increase versus the prior period was a result of overall growth in the business, additional headcount attributable to our new service and product offerings and a partial inclusion of the non-cash impact of stock option expense. Research and development expenses increased substantially by $0.7 million to $0.9 million for the quarter as the Company continues to invest in developing new and higher margin products while also recognizing the remaining portion of non-cash stock option expense. Income from operations was $4.2 million representing an 88.6 percent increase from $2.2 million in the first quarter last year. Operating margins showed a meaningful increase to 12.4 percent from 10.7 percent last year as the Company benefited from the previously discussed gross margin improvement, greater leverage of the expense base and the removal of related expenses surrounding the new businesses to minority interest expense. The effective income tax rate for the first quarter of 2006 was 10.3 percent, compared to 8.3 percent for the same period of 2005. Minority interest for the first quarter was $0.7 million up from $0.1 million last year. Minority interest increased as net income associated with non-wholly owned subsidiaries increased such as engineering services.

Net income for the first quarter was $3.3 million, or EPS of $0.10 on a US GAAP basis or pro forma EPS (excluding share-based compensation expense) of $0.11, compared to net income of $1.9 million, or $0.07 EPS last year. Earnings per share showed a 42.9 percent increase despite an increase in average shares outstanding during the period. Included in the first quarter 2006 net income was an amount of $299,000 for share-based compensation cost to reflect the adoption of SFAS 123R, effective January 1, 2006. Without the adoption of SFAS 123R, the Company would have reported net income of $3.6 million or $0.11 diluted earnings per share for the first quarter.

Mr. Kang continued, “We are very pleased with both our revenue and earnings results this quarter as demand for our products remains strong. Our new service and product offerings have begun to yield incremental revenues and we believe the opportunity remains large and under-penetrated in each respective market. We remain committed to identifying high-growth areas where our products are differentiated and where we can establish a unique niche with our large and growing installed customer base.”

Balance Sheet:

The Company completed the quarter with $23.3 million in cash, up $1.4 million from the fourth quarter of 2005. Total debt as of the end of the first quarter was $5.5 million and was relatively unchanged from the end of 2005. The Company continues to be in a strong financial position with a current ratio of 5.0 to 1. Shareholders equity improved 179.9 percent to $67.9 million as compared to the first quarter of last year.

Business Outlook:

Based on our performance this quarter and current visibility management is reiterating full year 2006 revenue guidance of $135 to $140 million, or 26 to 30 percent growth versus 2005, but increasing pro forma earnings per share guidance (excluding share-based expense) to $0.52 from the prior guidance of at least $0.50 in pro forma earnings (excluding share-based expense).

Mr. Kang concluded, “Comtech’s core asset is our large and long standing customer base, and our focus remains on growing our business to meet our existing customers’ needs. This allows us to avoid overall technology risk while providing a high degree of visibility to our revenues. We continue to remain optimistic on our prospects to expand our existing and new businesses and the initial success within our engineering service offering is consistent with this goal. We are off to a solid start and as these businesses continue to grow it will drive further revenue growth while benefiting our overall profitability and facilitating a further diversification of our business.”

Teleconference Information

Management will conduct a conference call to discuss its financial results for the first quarter of 2006 at 4:30 EST on Tuesday, May 9, 2006. Interested parties may dial 1-888-802-8574 if dialing domestically, or 1-973-628-6885 if dialing internationally, approximately 15 minutes prior to the start of the call. There will be a playback available until May 16, 2006. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use pass code 7332839 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech’s website at www.comtech.com.cn or ViaVid’s website at www.viavid.net. The web cast can be accessed until June 9, 2006 on either site.

To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About-Comtech

Comtech Group is a leading provider of customized module design solutions in China and serves as a gateway to leading electronics manufacturers in China. Comtech Group has historically focused on the mobile handset and telecom equipment end-markets, but has recently expanded its addressable market to include the digital home entertainment products end-markets. Over the last three years, Comtech has worked with over 200 customers. Comtech’s customer base includes most of the largest and best-known manufacturers in the mobile handset, telecom equipment and digital consumer electronics end-markets in China.

Investors:

Hope Ni	Matthew Hayden
Chief Financial Officer	President, Hayden Communications
Email: hopeni@comtech.com.cn	858-704-5065
matt@haydenir.com

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions which are subject to change. For a further description of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

COMTECH GROUP, INC.
Consolidated Statement of Earnings
For the quarters ended March 31, 2006 and 2005

	Q1	Q1	Q1	Q1
	2006	2006	2005	2005
	$'000	RMB'000	$'000	RMB'000

Revenues	33,895	271,727	20,782	172,001
Cost of revenues	(27,405)	(219,694)	(17,606)	(145,716)
Gross profit	6,490	52,033	3,176	26,285
Gross margin	19.1%	19.1%	15.3%	15.3%
Selling , general and administrative expenses	(1,417)	(11,357)	(797)	(6,607)
Research and development expenses	(886)	(7,102)	(156)	(1,287)
Other operating income	5	40	-	0
Income from operations	4,192	33,614	2,223	18,391
Operating Margin	12.4%	12.4%	10.7%	10.7%
Interest expense	(51)	(412)	(47)	(393)
Interest income	260	2,084	3	29
Income before income tax	4,401	35,286	2,179	18,027
Income tax	(453)	(3,633)	(180)	(1,487)
Income before minority interests	3,948	31,653	1,999	16,540
Minority interests	(677)	(5,428)	(88)	(729)
Net income	3,271	26,225	1,911	15,811
Net margin	9.7%	9.7%	9.2%	9.2%
Earnings per share	$	RMB	$	RMB
- Basic	0.10	0.83	0.07	0.62
- Diluted	0.10	0.79	0.07	0.59
Weighted average number of shares outstanding
- Basic	31,668,368	31,668,368	25,381,853	25,381,853
- Diluted	33,262,247	33,262,247	26,871,865	26,871,865

COMTECH GROUP, INC.
Consolidated Balance Sheet

	Mar 31, 2006	Mar 31, 2006	Dec 31, 2005	Dec 31, 2005
	$'000	RMB'000	$'000	RMB'000
Assets
Current assets:
Cash	23,336	187,073	21,945	177,098
Pledged bank deposits	5,070	40,645	5,042	40,692
Trade accounts receivable, net of allowance of doubtful accounts	37,320	299,186	33,152	267,543
Bills receivable	6,642	53,249	6,803	54,905
Other receivables	2,386	19,126	1,197	9,657
Amount due from a minority shareholder	63	507	58	468
Inventories	10,714	85,889	13,725	110,763
Total current assets	85,531	685,675	81,922	661,126
Property, plant and equipment, net	1,140	9,143	855	6,904
Other assets	113	905	112	905
Total Assets	86,784	695,723	82,889	668,935

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	9,239	74,068	12,925	104,308
Amount due to related parties	227	1,816	225	1,816
Bank borrowings	5,481	43,942	4,433	35,779
Income taxes payable	529	4,238	313	2,524
Accrued expenses and other liabilities	1,643	13,175	1,158	9,350
Total current liabilities	17,199	137,239	19,054	153,777
Minority interests	1,781	14,283	1,066	8,599
Stockholders' equity
Common stock	330	2,643	322	2,602
Additional paid-in capital	46,420	372,139	44,457	358,775
Retained earnings	22,309	178,840	18,911	152,615
Accumulated other comprehensive loss	(1,175)	(9,421)	(921)	(7,433)
Total stockholders' equity	67,884	544,201	62,769	506,559

Total liabilities and stockholders' equity	86,784	695,723	82,889	668,935